Exhibit 10.3
UTi WORLDWIDE INC.
AMENDED AND RESTATED
2004 LONG-TERM INCENTIVE PLAN
1. Establishment, Purpose, and Types of Awards
     UTi Worldwide Inc. (the “Company”) amends and restates this UTi Worldwide Inc. 2004 Long-Term Incentive Plan (the “Plan”), effective December 8, 2007, for the purpose of attracting, retaining and motivating select employees, officers, directors, advisors, and consultants for the Company and its Affiliates and to provide incentives and awards for superior performance. Notwithstanding the foregoing, the amendments contained in this amendment and restatement that reflect the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, are effective January 1, 2008.
     The Plan permits the granting of the following types of awards (“Awards”), according to the Sections of the Plan listed here:
     Section 6      Options
     Section 7      Share Appreciation Rights
     Section 8      Restricted Shares and Restricted Share Units
     Section 9      Deferred Share Units
     Section 10     Performance Awards
     The Plan is not intended to affect any stock options, equity-based compensation, or other benefits that the Company or its Affiliates may have provided, or may separately provide in the future.
2. Defined Terms
     Terms in the Plan that begin with an initial capital letter have the defined meaning set forth in Appendix A, unless defined elsewhere in this Plan or the context of their use clearly indicates a different meaning.
3. Shares Subject to the Plan
     Subject to the provisions of Section 13 of the Plan, the maximum number of Shares that the Company may issue pursuant to Awards is 6,000,000.1 These Shares may be authorized but unissued Shares, or Shares that the Company has reacquired or otherwise holds in treasury.
     Shares that are subject to an Award that for any reason expires, is forfeited, is cancelled, or becomes unexercisable, and Shares that are for any other reason not paid or delivered under the Plan

[1]	On March 7, 2006, the Company’s Board of Directors approved a 3-for-1 division of the Company’s ordinary shares of no par value (the “Stock Split”). In connection with the Stock Split and pursuant to Section 13 of the Plan, the number of ordinary shares authorized for issuance under the Plan was adjusted from 2,000,000 ordinary shares to 6,000,000 ordinary shares effective on March 27, 2006.

shall again, except to the extent prohibited by Applicable Law, be available for subsequent Awards under the Plan. In addition, the Committee may make future Awards with respect to Shares that the Company retains from otherwise delivering pursuant to an Award either (i) as payment of the exercise price of an Award, or (ii) in order to satisfy the withholding or employment taxes due upon the grant, exercise, vesting, or distribution of an Award. Notwithstanding the foregoing, subject to adjustments pursuant to Section 13 below and to the extent required under applicable tax laws, the number of Shares that are available for ISO Awards shall equal the number of Shares designated in the preceding paragraph reduced by the number of Shares issued pursuant to Awards; provided that any Shares that are either purchased under the Plan and forfeited back to the Plan or surrendered in payment of the exercise price for an Award or in order to satisfy the withholding or employment taxes due upon the grant, exercise, vesting, or distribution of an Award shall be available for issuance pursuant to ISO Awards.
4. Administration
     (a) General. The Committee shall administer the Plan in accordance with its terms, provided that the Board may act in lieu of the Committee on any matter. The Committee shall hold meetings at such times and places as it may determine and make such rules and regulations for the conduct of its business as it deems advisable. In the absence of a duly appointed Committee or if the Board otherwise chooses to act in lieu of the Committee, the Board shall function as the Committee for all purposes of the Plan.
     (b) Committee Composition. The Board shall appoint the members of the Committee. If and to the extent permitted by Applicable Law, the Committee may authorize one or more managing directors or officers to make Awards to individuals who are not Reporting Persons. The Board may at any time appoint additional members to the Committee, remove and replace members of the Committee with or without Cause, and fill vacancies on the Committee however caused.
     (c) Powers of the Committee. Subject to the provisions of the Plan, the Committee shall have the authority, in its sole discretion:
     (i) to determine Eligible Persons to whom Awards shall be granted from time to time and the number of Shares, units, or SARs to be covered by each Award;
     (ii) to determine, from time to time, the Fair Market Value of Shares;
     (iii) to determine, and to set forth in Award Agreements, the terms and conditions of all Awards, including any applicable exercise or purchase price, the installments and conditions under which an Award shall become vested (which may be based on performance), terminated, expired, cancelled, or replaced, and the circumstances for vesting acceleration or waiver of forfeiture restrictions, and other restrictions and limitations;
     (iv) to approve the forms of Award Agreements and all other documents, notices and certificates in connection therewith which need not be identical either as to type of Award or among Participants;
     (v) to construe and interpret the terms of the Plan and any Award Agreement, to determine the meaning of their terms, and to prescribe, amend, and rescind rules and procedures relating to the Plan and its administration; and

     (vi) in order to fulfill the purposes of the Plan and without amending the Plan, modify, cancel, or waive the Company’s rights with respect to any Awards, to adjust or to modify Award Agreements for changes in Applicable Law, and to recognize differences in foreign law, tax policies, or customs; and
     (vii) to make all other interpretations and to take all other actions that the Committee may consider necessary or advisable to administer the Plan or to effectuate its purposes.
     Subject to Applicable Law and the restrictions set forth in the Plan, the Committee may delegate administrative functions to individuals who are managing directors, officers, or Employees of the Company or its Affiliates.
     (d) Deference to Committee Determinations. The Committee shall have the discretion to interpret or construe ambiguous, unclear, or implied (but omitted) terms in any fashion it deems to be appropriate in its sole discretion, and to make any findings of fact needed in the administration of the Plan or Award Agreements. The Committee’s prior exercise of its discretionary authority shall not obligate it to exercise its authority in a like fashion thereafter. The Committee’s interpretation and construction of any provision of the Plan, or of any Award or Award Agreement, shall be final, binding, and conclusive. The validity of any such interpretation, construction, decision or finding of fact shall not be given de novo review if challenged in court, by arbitration, or in any other forum, and shall be upheld unless clearly arbitrary or capricious.
     (e) No Liability; Indemnification. Neither the Board nor any Committee member, nor any Person acting at the direction of the Board or the Committee, shall be liable for any act, omission, interpretation, construction or determination made in good faith with respect to the Plan, any Award or any Award Agreement. The Company and its Affiliates shall pay or reimburse any member of the Committee, as well as any Director, Employee, or Consultant who takes action in connection with the Plan, for all expenses incurred with respect to the Plan, and to the full extent allowable under Applicable Law shall indemnify each and every one of them for any claims, liabilities, and costs (including reasonable attorney’s fees) arising out of their good faith performance of duties under the Plan. The Company and its Affiliates may obtain liability insurance for this purpose.
5. Eligibility
     (a) General Rule. The Committee may grant ISOs only to Employees (including officers who are Employees), and may grant all other Awards to any Eligible Person. A Participant who has been granted an Award may be granted an additional Award or Awards if the Committee shall so determine, if such person is otherwise an Eligible Person and if otherwise in accordance with the terms of the Plan.
     (b) Grant of Awards. Subject to the express provisions of the Plan, the Committee shall determine from the class of Eligible Persons those individuals to whom Awards under the Plan may be granted, the number of Shares subject to each Award, the price (if any) to be paid for the Shares or the Award and, in the case of Performance Awards, in addition to the matters addressed in Section 10 below, the specific objectives, goals and performance criteria that further define the Performance Award. Each Award shall be evidenced by an Award Agreement signed by the

Company and, if required by the Committee, by the Participant. The Award Agreement shall set forth the material terms and conditions of the Award established by the Committee.
     (c) Limits on Individual Awards. At no time may the number of Shares subject to all Awards granted to any one Participant under the Plan exceed 1,500,000,2 subject to adjustment by the Committee pursuant to Section 13 below.
     (d) Replacement Awards. The Committee may, in its sole discretion and upon such terms as it deems appropriate, require as a condition of the grant of an Award to a Participant that the Participant surrender for cancellation some or all of the Awards that have previously been granted to the Participant under this Plan or otherwise. An Award that is conditioned upon such surrender may or may not be the same type of Award, may cover the same (or a lesser or greater) number of Shares as such surrendered Award, may have other terms that are determined without regard to the terms or conditions of such surrendered Award, and may contain any other terms that the Committee deems appropriate. In the case of Options, these other terms may involve an Exercise Price that is lower (or higher) than the Exercise Price of the surrendered Option.
6. Option Awards
     (a) Types; Documentation. The Committee may in its discretion grant ISOs to any Employee and Non-ISOs to any Eligible Person, and shall evidence such grant in an Award Agreement that is delivered to the Participant. Each Option shall be designated in the Award Agreement as an ISO or a Non-ISO, and the same Award Agreement may grant both types of Options. At the sole discretion of the Committee, any Option may be exercisable, in whole or in part, immediately upon the grant thereof, or only after the occurrence of a specified event, or only in installments, which installments may vary. Options granted under the Plan may contain such terms and provisions not inconsistent with the Plan that the Committee shall deem advisable in its sole and absolute discretion.
     (b) ISO $100,000 Limitation. To the extent that the aggregate Fair Market Value of Shares with respect to which Options designated as ISOs first become exercisable by a Participant in any calendar year (under this Plan and any other plan of the Company or any Affiliate) exceeds $100,000, such excess Options shall be treated as Non-ISOs. For purposes of determining whether the $100,000 limit is exceeded, the Fair Market Value of the Shares subject to an ISO shall be determined as of the Grant Date. In reducing the number of Options treated as ISOs to meet the $100,000 limit, the most recently granted Options shall be reduced first. In the event that Section 422 of the Code is amended to alter the limitation set forth therein, the limitation of this Section 6(b) shall be automatically adjusted accordingly.
     (c) Term of Options. Each Award Agreement shall specify a term at the end of which the Option automatically expires, subject to earlier termination provisions contained in Section 6(h) hereof; provided, that, the term of any Option may not exceed ten years from the Grant Date. In the case of an ISO granted to an Employee who is a Ten Percent Holder on the Grant Date, the term of the ISO shall not exceed five years from the Grant Date.

[2]	Adjusted effective March 27, 2006 to give effect to the Stock Split.

     (d) Exercise Price. The exercise price of an Option shall be determined by the Committee in its discretion and shall be set forth in the Award Agreement, subject to the following special rules:
     (i) ISOs. If an ISO is granted to an Employee who on the Grant Date is a Ten Percent Holder, the per Share exercise price shall not be less than 110% of the Fair Market Value per Share on such Grant Date. If an ISO is granted to any other Employee, the per Share exercise price shall not be less than 100% of the Fair Market Value per Share on the Grant Date.
     (ii) Non-ISOs. The per Share exercise price for the Shares to be issued pursuant to the exercise of a Non-ISO shall not be less than 100% of the Fair Market Value per Share on the Grant Date.
     (e) Exercise of Option. The times, circumstances and conditions under which an Option shall be exercisable shall be determined by the Committee in its sole discretion and set forth in the Award Agreement. The Committee shall have the discretion to determine whether and to what extent the vesting of Options shall be tolled during any unpaid leave of absence; provided, however, that in the absence of such determination, vesting of Options shall be tolled during any such leave approved by the Company.
     (f) Minimum Exercise Requirements. An Option may not be exercised for a fraction of a Share. The Committee may require in an Award Agreement that an Option be exercised as to a minimum number of Shares, provided that such requirement shall not prevent a Participant from purchasing the full number of Shares as to which the Option is then exercisable.
     (g) Methods of Exercise. Prior to its expiration pursuant to the terms of the applicable Award Agreement, each Option may be exercised, in whole or in part (provided that the Company shall not be required to issue fractional shares), by delivery of written notice of exercise to the secretary of the Company accompanied by the full exercise price of the Shares being purchased. In the case of an ISO, the Committee shall determine the acceptable methods of payment on the Grant Date and it shall be included in the applicable Award Agreement. The methods of payment that the Committee may in its discretion accept or commit to accept in an Award Agreement include:
     (i) cash or check payable to the Company (in U.S. dollars);
     (ii) other Shares that (A) are owned by the Participant who is purchasing Shares pursuant to an Option, (B) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which the Option is being exercised, (C) were not acquired by such Participant pursuant to the exercise of an Option, unless such Shares have been owned by such Participant for at least six months or such other longer period as the Committee may determine, (D) are all, at the time of such surrender, free and clear of any and all claims, pledges, liens and encumbrances, or any restrictions which would in any manner restrict the transfer of such shares to or by the Company (other than such restrictions as may have existed prior to an issuance of such Shares by the Company to such Participant), and (E) are duly endorsed for transfer to the Company;
     (iii) a cashless exercise program that the Committee may approve, from time to time in its discretion, pursuant to which a Participant may concurrently provide irrevocable instructions (A) to such Participant’s broker or dealer to effect the immediate sale of the purchased Shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the exercise price of the Option plus all applicable taxes required to be withheld by the Company by reason of such exercise and (B) to the Company to deliver the certificates for the purchased Shares directly to such broker or dealer in order to complete the sale; or
     (iv) any combination of the foregoing methods of payment.
     The Company shall not be required to deliver Shares pursuant to the exercise of an Option until payment of the full exercise price therefore is received by the Company.
     (h) Termination of Continuous Service. The Committee may establish and set forth in the applicable Award Agreement the terms and conditions on which an Option shall remain exercisable, if at all, following termination of a Participant’s Continuous Service. The Committee may waive or modify these provisions at any time. To the extent that a Participant is not entitled to exercise an Option at the date of his or her termination of Continuous Service, or if the Participant (or other person entitled to exercise the Option) does not exercise the Option to the extent so entitled within the time specified in the Award Agreement or below (as applicable), the Option shall terminate and the Shares underlying the unexercised portion of the Option shall revert to the Plan and become available for future Awards. In no event may any Option be exercised after the expiration of the Option term as set forth in the Award Agreement.
     (i) General Terms of Award Agreements. The following provisions shall apply to the extent an Award Agreement does not specify the terms and conditions upon which an Option shall terminate when there is a termination of a Participant’s Continuous Service:
     (i) Termination other than Upon Disability or Death or for Cause. In the event of termination of a Participant’s Continuous Service (other than as a result of Participant’s death, disability, retirement or termination for Cause), the Participant shall have the right to exercise an Option at any time within 90 days following such termination to the extent the Participant was entitled to exercise such Option at the date of such termination.
     (ii) Disability. In the event of termination of a Participant’s Continuous Service as a result of being Disabled, the Participant shall have the right to exercise an Option at any time within one year following such termination to the extent the Participant was entitled to exercise such Option at the date of such termination.
     (iii) Retirement. In the event of termination of a Participant’s Continuous Service as a result of Participant’s retirement, the Participant shall have the right to exercise the Option at any time within six months following such termination to the extent the Participant was entitled to exercise such Option at the date of such termination.
     (iv) Death. In the event of the death of a Participant during the period of Continuous Service since the Grant Date of an Option, or within thirty days following termination of the Participant’s Continuous Service, the Option may be exercised, at any time within one year following the date of the Participant’s death, by the Participant’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent the right to exercise the Option had vested at the date of death or, if earlier, the date the Participant’s Continuous Service terminated.
     (v) Cause. If the Committee determines that a Participant’s Continuous Service terminated due to Cause, the Participant shall immediately forfeit the right to exercise any Option, and it shall be considered immediately null and void.
     (vi) Buyout Provisions. The Committee may at any time offer to buy out an Option, in exchange for a payment in cash or Shares, based on such terms and conditions as the Committee shall establish and communicate to the Participant at the time that such offer is made. In addition, if the Fair Market Value for Shares subject to an Option is more than 33% below their exercise price for more than 30 consecutive business days, the Committee may unilaterally terminate and cancel the Option either (i) by paying the Participant, in cash or Shares, an amount not less than the Black-Scholes value of the vested portion of the Option, or (ii) by irrevocably committing to grant a new Option, on a designated date more than six months after such termination and cancellation of such Option (but only if the Participant’s Continuous Service has not terminated prior to such designated date), on substantially the same terms as the cancelled Option, provided that the per Share exercise price for the new Option shall equal the per Share Fair Market Value of a Share on the date the new grant occurs.
     (vii) Adjustment for Section 409A of the Code. In the event an Option is granted with an Exercise Price that is below Fair Market Value on the Grant Date, subject to Section 11(e) below, the Option shall be subject to any terms and conditions that the Committee may in its sole discretion determine in an Award Agreement to be necessary to avoid the income tax penalties set forth under Section 409A of the Code.
7. Share Appreciate Rights (SARs)
     (a) Grants. The Committee may in its discretion grant Share Appreciation Rights to any Eligible Person, in any of the following forms:
     (i) SARs related to Options. The Committee may grant SARs either concurrently with the grant of an Option or with respect to an outstanding Option, in which case the SAR shall extend to all or a portion of the Shares covered by the related Option. An SAR shall entitle the Participant who holds the related Option, upon exercise of the SAR and surrender of the related Option, or portion thereof, to the extent the SAR and related Option each were previously unexercised, to receive payment of an amount determined pursuant to Section 7(e) below. Any SAR granted in connection with an ISO will contain such terms as may be required to comply with the provisions of Section 422 of the Code and the regulations promulgated thereunder.
     (ii) SARs Independent of Options. The Committee may grant SARs which are independent of any Option subject to such conditions as the Committee may in its discretion determine, which conditions will be set forth in the applicable Award Agreement.
     (iii) Limited SARs. The Committee may grant SARs exercisable only upon or in respect of a Change in Control or any other specified event, and such limited SARs may relate to or operate in tandem or combination with or substitution for Options or other SARs, or on a stand-alone basis, and may be payable in cash or Shares based on the spread between the exercise price of the SAR, and (A) a price based upon or equal to the Fair Market Value of the Shares during a specified period, at a specified time within a specified period before, after or including the date of such event, or (B) a price related to consideration payable to Company’s shareholders generally in connection with the event.
     (b) Exercise Price. The per Share exercise price of an SAR shall be determined in the sole discretion of the Committee, shall be set forth in the applicable Award Agreement, and shall be no less than 100% of the Fair Market Value of one Share. The exercise price of an SAR related to an Option shall be the same as the exercise price of the related Option. The exercise price of an SAR shall be subject to the special rules on pricing contained in paragraphs (iii) and (iv) of Section 6(d) hereof.
     (c) Exercise of SARs. Unless the Award Agreement otherwise provides, an SAR related to an Option will be exercisable at such time or times, and to the extent, that the related Option will be exercisable. An SAR may not have a term exceeding ten years from its Grant Date. An SAR granted independently of any other Award will be exercisable pursuant to the terms of the Award Agreement. Whether an SAR is related to an Option or is granted independently, the SAR may only be exercised when the Fair Market Value of the Shares underlying the SAR exceeds the exercise price of the SAR.
     (d) Effect on Available Shares. To the extent that an SAR is exercised, only the actual number of delivered Shares (if any) will be charged against the maximum number of Shares that may be delivered pursuant to Awards under this Plan. The number of Shares subject to the SAR and the related Option of the Participant will, however, be reduced by the number of underlying Shares as to which the exercise relates, unless the Award Agreement otherwise provides.
     (e) Payment. Upon exercise of an SAR related to an Option and the attendant surrender of an exercisable portion of any related Award, the Participant will be entitled to receive payment of an amount determined by multiplying —
     (i) the excess of the Fair Market Value of a Share on the date of exercise of the SAR over the exercise price per Share of the SAR, by
     (ii) the number of Shares with respect to which the SAR has been exercised.
     Notwithstanding the foregoing, an SAR granted independently of an Option (i) may limit the amount payable to the Participant to a percentage, specified in the Award Agreement but not exceeding one-hundred percent (100%), of the amount determined pursuant to the preceding sentence, and (ii) shall be subject to any payment or other restrictions that the Committee may at any time impose in order to conform with Section 409A of the Code.
     (f) Form and Terms of Payment. Subject to Applicable Law, the Committee may, in its sole discretion, settle the amount determined under Section 7(e) above solely in cash, solely in Shares (valued at their Fair Market Value on the date of exercise of the SAR), or partly in cash and partly in Shares. In any event, cash shall be paid in lieu of fractional Shares. Absent a contrary determination by the Committee, all SARs shall be settled in cash as soon as practicable after exercise.

Notwithstanding the foregoing, the Committee may, in an Award Agreement, determine the maximum amount of cash or Shares or combination thereof that may be delivered upon exercise of an SAR.
     (g) Termination of Employment or Consulting Relationship. The Committee shall establish and set forth in the applicable Award Agreement the terms and conditions on which an SAR shall remain exercisable, if at all, following termination of a Participant’s Continuous Service. The provisions of Section 6(h) above shall apply to the extent an Award Agreement does not specify the terms and conditions upon which an SAR shall terminate when there is a termination of a Participant’s Continuous Service.
     (h) Repricing and Buy-out. The Committee has the same discretion to reprice and to buy-out SARs as it has to take such actions with respect to Options.
8. Restricted Shares and Restricted Share Units
     (a) Grants. The Committee may in its discretion grant restricted shares (“Restricted Shares”) to any Eligible Person and shall evidence such grant in an Award Agreement that is delivered to the Participant which sets forth the number of Restricted Shares, the purchase price for such Restricted Shares (if any) and the terms upon which the Restricted Shares may become vested. In addition, the Company may in its discretion grant the right to receive Shares after certain vesting requirements are met (“Restricted Share Units”) to any Eligible Person and shall evidence such grant in an Award Agreement that is delivered to the Participant which sets forth the number of Shares that the Participant shall be entitled to receive upon vesting and the terms upon which the Shares subject to a Restricted Share Unit may become vested. The Committee may condition any Award of Restricted Shares or Restricted Share Units to a Participant on receiving from the Participant such further assurances and documents as the Committee may require to enforce the restrictions.
     (b) Vesting and Forfeiture. The Committee shall set forth in an Award Agreement granting Restricted Shares or Restricted Share Units, the terms and conditions under which the Participant’s interest in the Restricted Shares or the Shares subject to Restricted Share Units will become vested. Except as set forth in the applicable Award Agreement or the Committee otherwise determines, upon termination of a Participant’s Continuous Service for any reason, the Participant shall forfeit his or her Restricted Shares and Restricted Share Units; provided that if a Participant purchases the Restricted Shares and forfeits them for any reason, the Company shall return the purchase price to the Participant only if and to the extent set forth in an Award Agreement.
     (c) Issuance of Restricted Shares Prior to Vesting. The Company shall issue stock certificates that evidence Restricted Shares pending the lapse of applicable restrictions, and that bear a legend making appropriate reference to such restrictions. Except as set forth in the applicable Award Agreement or the Committee otherwise determines, the Company or a third party that the Company designates shall hold such Restricted Shares and any dividends that accrue with respect to Restricted Shares pursuant to Section 8(e) below.
     (d) Issuance of Shares upon Vesting. As soon as practicable after vesting of a Participant’s Restricted Shares (or Shares underlying Restricted Share Units) and the Participant’s satisfaction of applicable tax withholding requirements, but no later than the 15th day of the third month following the calendar year in which the Participant becomes vested in an Award, the Company shall release to the Participant, free from the vesting restrictions, one Share for each vested Restricted Share (or issue one Share free of the vesting restriction for each vested Restricted Share Unit), unless an Award Agreement provides otherwise. No fractional shares shall be distributed, and cash shall be paid in lieu thereof.
     (e) Dividends Payable on Vesting. Whenever Shares are released to a Participant or duly-authorized transferee pursuant to Section 8(d) above pursuant to the vesting of Restricted Shares or the Shares underlying Restricted Share Units are issued to a Participant pursuant to Section 8(d) above, such Participant or duly-authorized transferee shall also be entitled to receive, with respect to each Share released or issued, an amount equal to any cash dividends (plus simple interest at a rate of five percent per annum or such other reasonable rate as the Committee may determine and establish in an Award Agreement) and a number of Shares equal to any stock dividends which were declared and paid to the holders of Shares between the Grant Date and the date such Share is released from the vesting restrictions in the case of Restricted Shares or issued in the case of Restricted Share Units. Notwithstanding the foregoing, the Committee may provide in an Award Agreement that some or all of such dividends (plus any interest thereon) may not be paid at all, or may be paid on a date or dates later than those determined in accordance with the preceding sentence or may otherwise be subject to such restrictions, limitations and conditions as provided in the applicable Award Agreement.
     (f) Section 83(b) Elections. A Participant may make an election under Section 83(b) of the Code (the “Section 83(b) Election”) with respect to Restricted Shares. If a Participant who has received Restricted Share Units provides the Committee with written notice of his or her intention to make a Section 83(b) Election with respect to the Shares subject to such Restricted Share Units, the Committee may in its discretion convert the Participant’s Restricted Share Units into Restricted Shares, on a one-for-one basis, in full satisfaction of the Participant’s Restricted Share Unit Award. The Participant may then make a Section 83(b) Election with respect to those Restricted Shares. Shares with respect to which a Participant makes a Section 83(b) Election shall not be eligible for deferral pursuant to Section 9 below.
     (g) Deferral Elections. At any time within the thirty-day period (or other shorter or longer period that the Committee selects in its sole discretion) in which a Participant who is a member of a select group of management or highly compensated employees (within the meaning of ERISA) receives an Award of either Restricted Shares or Restricted Share Units that has a vesting condition tied to the Participant’s Continuous Service, the Committee may permit the Participant to irrevocably elect, on a form provided by and acceptable to the Committee, to defer the receipt of all or a percentage of the Shares that would otherwise be transferred to the Participant upon the vesting of such Award, provided the election is made at least 12 months in advance of the earliest date that the Restricted Shares or Restricted Share Units may vest.
9. Deferred Share Units
     (a) Elections to Defer. The Committee may permit any Eligible Person who is a Director, Consultant or member of a select group of management or highly compensated employees (within the meaning of ERISA) to irrevocably elect, on a form provided by and acceptable to the Committee (the “Election Form”), to forego the receipt of cash or other compensation (including the Shares deliverable pursuant to any Award other than Restricted Shares for which a Section 83(b) Election has been made), and in lieu thereof to have the Company credit to an internal Plan account (the

“Account”) a number of deferred share units (“Deferred Share Units”) having a Fair Market Value equal to the Shares and other compensation deferred. These credits will be made at the end of each calendar month during which compensation is deferred. In general, subject to Section 8(g) regarding deferral of Restricted Shares and Restricted Share Units and to Section 10(d) regarding deferral of Performance Awards, Election Forms must be submitted to the Committee no later than December 31st of the calendar year preceding the calendar year in which the Eligible Person first performs the services that are attributable to the compensation being deferred. Notwithstanding the foregoing, any Eligible Person who first becomes eligible to defer compensation under the Plan and is not eligible to defer or otherwise accrue an amount of deferred compensation under any other plan or arrangement that (i) is maintained by the Company or any Affiliate that would be considered a single employer with the Company pursuant to Code Sections 414(b) or 414(c) and (ii) constitutes a single plan under Treas. Reg. § 1.409A-1(c)(2)(A), may submit his or her Election Form to the Committee no later than 30 days after the date the Eligible Person first becomes eligible to defer compensation under the Plan; provided, however, the Election Form may only relate to compensation that is to be paid for services performed after the date the Election Form is submitted to the Committee. The Committee may reject any Election Form that it determines in its sole discretion does not satisfy the requirements of this paragraph. The Committee may unilaterally make awards in the form of Deferred Share Units, regardless of whether or not the Participant forgoes other compensation.
     (b) Vesting. Deferred Share Units shall be 100% vested at all times.
     (c) Issuances of Shares. The Company shall provide a Participant with one Share for each Deferred Share Unit in five substantially equal annual installments that are issued before the last day of each of the five calendar years that end after the date on which the Participant incurs a Separation from Service, unless —
     (i) the Participant has properly elected a different form of distribution, on a form approved by the Committee, that permits the Participant to select any combination of a lump sum and annual installments that are triggered by the distribution event on the Election Form, and
     (ii) the Company received the Participant’s distribution Election Form on or before the time the Participant elects to defer the receipt of cash or other compensation pursuant to Section 9(a), provided that (subject to any prospective changes that the Committee communicates in writing to a Participant), the Participant may change such election through any subsequent election that (i) is effective on or after the first day of the thirteenth month after the election is made, (ii) is made at least twelve months before the date that distributions pursuant to the Participant’s initial election would have commenced, and (iii) defers the commencement of distributions (other than distributions on account of death, Disability, or unforeseeable emergency within the meaning of Code Section 409A(a)(2)(B)(ii)) by at least five years from the originally scheduled commencement date.
     Fractional shares shall not be issued, and instead shall be paid out in cash.
     (d) Crediting of Dividends. Whenever Shares are issued to a Participant pursuant to Section 9(c) above, such Participant shall also be entitled to receive, with respect to each Share issued, a cash amount equal to any cash dividends (plus simple interest at a rate of five percent per annum, or such other reasonable rate as the Committee may determine in an Award Agreement), and a number of Shares equal to any stock dividends which were declared and paid to the holders of Shares between the Grant Date and the date such Share is issued.
     (e) Emergency Withdrawals. In the event a Participant suffers an unforeseeable emergency within the contemplation of this Section and Section 409A(a)(2)(B)(ii) of the Code, the Participant may apply to the Company for an immediate distribution of all or a portion of the Participant’s Deferred Share Units. An unforeseeable emergency is a severe financial hardship resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (within the meaning of Section 152(a) of the Code, without regard to Section 152(b)(1), (b)(2), and (d)(1)(B)) of the Participant, casualty loss of the Participant’s property, or other similar extraordinary and unforeseeable conditions beyond the control of the Participant. Examples of purposes which are not considered unforeseeable emergencies include post-secondary school expenses or the desire to purchase a residence. In no event will a distribution be made to the extent the unforeseeable emergency could be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Participant’s assets to the extent such liquidation would not itself cause a severe financial hardship, or by cessation of deferrals under this Plan or any other deferred compensation plan. The amount of any distribution hereunder shall be limited to the amount necessary to relieve the Participant’s unforeseeable emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution. The Committee shall determine whether a Participant has a qualifying unforeseeable emergency and the amount which qualifies for distribution, if any. The Committee may require evidence of the purpose and amount of the need, and may establish such application or other procedures as it deems appropriate.
     (f) Unsecured Rights to Deferred Compensation. A Participant’s right to Deferred Share Units shall at all times constitute an unsecured promise of the Company to pay benefits as they come due. The right of the Participant or the Participant’s duly-authorized transferee to receive benefits hereunder shall be solely an unsecured claim against the general assets of the Company. Neither the Participant nor the Participant’s duly-authorized transferee shall have any claim against or rights in any specific assets, shares, or other funds of the Company.
10. Performance Awards
     (a) Performance Units. The Committee may in its discretion grant Performance Units to any Eligible Person and shall evidence such grant in an Award Agreement which sets forth the terms and conditions of the Award. A Performance Unit is an Award which is based on the achievement of specific goals with respect to the Company or any Affiliate or individual performance of the Participant, or a combination thereof, over a specified period of time. The maximum Performance Unit compensation that may be paid to any one Participant with respect to any one Performance Period (hereinafter defined) shall be 600,0003 Shares and $1,000,000 in cash.
     (b) Performance Compensation Awards. The Committee may, at the time of grant of a Performance Unit, designate such Award as a “Performance Compensation Award” in order that such Award constitutes qualified “performance-based compensation” under Code Section 162(m)(4) and associated tax regulations and rulings, in which event the Committee shall have the power to grant such Performance Compensation Award upon terms and conditions that qualify it as qualified

[3]	Adjusted effective March 27, 2006 to give effect to the Stock Split.

“performance-based compensation” within the meaning of Code Section 162(m)(4). With respect to each such Performance Compensation Award, the Committee shall establish, in writing within the time required under Code Section 162(m), a “Performance Period,” “Performance Measure(s)”, and “Performance Formula(e)” (each such term being hereinafter defined). Once established for a Performance Period, the Performance Measure(s) and Performance Formula(e) shall not be amended or otherwise modified to the extent such amendment or modification would cause the compensation payable pursuant to the Award to fail to constitute qualified “performance-based compensation” under Code Section 162(m).
     A Participant shall be eligible to receive payment in respect of a Performance Compensation Award only to the extent that the Performance Measure(s) for such Award are achieved and the Performance Formula(e) as applied against such Performance Measure(s) determines that all or some portion of such Participant’s Award has been earned for the Performance Period. As soon as practicable after the close of each Performance Period, the Committee shall review and certify in writing whether, and to what extent, the Performance Measure(s) for the Performance Period have been achieved and, if so, determine and certify in writing the amount of the Performance Compensation Award to be paid to the Participant and, in so doing, may use negative discretion to decrease, but not increase, the amount of the Award otherwise payable to the Participant based upon such performance. The maximum Performance Compensation Award for any one Participant for any one Performance Period shall be 600,0004 Shares and $1,000,000 in cash.
     (c) Definitions.
     (i) “Performance Formula” means, for a Performance Period, one or more objective formulas or standards established by the Committee in writing within ninety days of the beginning of the Performance Period and when satisfaction of the performance goals is substantially uncertain to occur for purposes of determining whether or the extent to which an Award has been earned based on the level of performance attained or to be attained with respect to one or more Performance Measure(s). Performance Formulae may vary from Performance Period to Performance Period and from Participant to Participant and may be established on a stand-alone basis, in tandem or in the alternative.
     (ii) “Performance Measure” means one or more of the following selected by the Committee to measure Company, Affiliate, and/or business unit performance for a Performance Period, whether in absolute or relative terms (including, without limitation, terms relative to a peer group or index): basic or diluted earnings per share; sales or revenue; earnings before interest and taxes (in total or on a per share basis); net income; returns on equity, assets, capital, revenue or similar measure; economic value added; working capital; total shareholder return; and product development, product market share, research, licensing, litigation, human resources, information services, mergers, acquisitions, sales of assets of Affiliates or business units. Each such measure shall be to the extent applicable, determined in accordance with generally accepted accounting principles as consistently applied by the Company (or such other standard applied by the Committee) and, if so determined by the Committee, and in the case of a Performance Compensation Award, to the extent permitted under Code Section 162(m), adjusted to omit the effects of extraordinary items, gain or loss on the disposal of a business segment, unusual or

[4]	Adjusted effective March 27, 2006 to give effect to the Stock Split.

infrequently occurring events and transactions and cumulative effects of changes in accounting principles. Performance Measures may vary from Performance Period to Performance Period and from Participant to Participant, and may be established on a stand-alone basis, in tandem or in the alternative.
     (iii) “Performance Period” means one or more periods of time (of not less than one fiscal year of the Company), as the Committee may designate, over which the attainment of one or more Performance Measure(s) will be measured for the purpose of determining a Participant’s rights in respect of an Award.
     (d) Deferral Elections. At any time prior to the date that is both (i) at least six months before the close of a Performance Period with respect to an Award of either Performance Units or Performance Compensation and (ii) before the Award’s performance conditions become readily ascertainable, the Committee may permit a Participant who is a member of a select group of management or highly compensated employees (within the meaning of the Code) and who has remained a continuous employee of the Company from the date that the Performance Formula of such Award were established to irrevocably elect, on a form provided by and acceptable to the Committee, to defer the receipt of all or a percentage of the cash or Shares that would otherwise be transferred to the Participant upon the vesting of such Award. If the Participant makes this election, the cash or Shares subject to the election, and any associated interest and dividends, shall be credited to an account established pursuant to Section 9 hereof on the date such cash or Shares would otherwise have been released or issued to the Participant pursuant to Section 10(a) or Section 10(b) above.
11. Taxes
     (a) General. As a condition to the issuance or distribution of Shares pursuant to the Plan, the Participant (or in the case of the Participant’s death, the person who succeeds to the Participant’s rights) shall make such arrangements as the Company may require for the satisfaction of any applicable federal, state, local or foreign withholding tax obligations that may arise in connection with the Award and the issuance of Shares. The Company shall not be required to issue any Shares until such obligations are satisfied. If the Committee allows the withholding or surrender of Shares to satisfy a Participant’s tax withholding obligations, the Committee shall not allow Shares to be withheld in an amount that exceeds the minimum statutory withholding rates for applicable tax purposes, including payroll taxes.
     (b) Default Rule for Employees. In the absence of any other arrangement, an Employee shall be deemed to have directed the Company to withhold or collect from his or her cash compensation an amount sufficient to satisfy such tax obligations from the next payroll payment otherwise payable after the date of the exercise of an Award.
     (c) Special Rules. In the case of a Participant other than an Employee (or in the case of an Employee where the next payroll payment is not sufficient to satisfy such tax obligations, with respect to any remaining tax obligations), in the absence of any other arrangement and to the extent permitted under the Applicable Law, the Participant shall be deemed to have elected to have the Company withhold from the Shares or cash to be issued pursuant to an Award that number of Shares having a Fair Market Value determined as of the applicable Tax Date (as defined below) equal to the amount required to be withheld. For purposes of this Section 11, the Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined under the Applicable Law (the “Tax Date”).
     (d) Surrender of Shares. If permitted by the Committee, in its discretion, a Participant may satisfy the minimum statutory tax withholding and employment tax obligations associated with an Award by surrendering Shares to the Company (including Shares that would otherwise be issued pursuant to the Award) that have a Fair Market Value determined as of the applicable Tax Date equal to the amount required to be withheld. In the case of Shares previously acquired from the Company that are surrendered under this Section 11, such Shares must have been owned by the Participant for more than six months on the date of surrender (or such longer period of time the Company may in its discretion require).
     (e) Income Taxes and Deferred Compensation. Participants are solely responsible and liable for the satisfaction of any federal state, province, or local taxes that may arise in connection with Awards (including, for Participants subject to taxation in the United States, any taxes arising under Section 409A of the Code, except to the extent otherwise specifically provided in a written agreement with the Company). Neither the Company nor any of its employees, officers, directors, or service providers shall have any obligation whatsoever to pay such taxes, to prevent Participants from incurring them, or to mitigate or protect Participants from any such tax liabilities. Notwithstanding anything in this Plan to the contrary, if any amounts that become due under this Plan as a result of a Participant’s termination of Continuous Service constitute “nonqualified deferred compensation” within the meaning of Section 409A, payment of such amounts shall not commence until the Participant incurs a Separation from Service. If, at the time of such Participant’s Separation from Service, the Participant is a “specified employee” (under Code Section 409A), any amount that constitutes “nonqualified deferred compensation” within the meaning of Code Section 409A that becomes payable to the Participant on account of the Participant’s Separation from Service (including any amounts payable pursuant to the preceding sentence) will not be paid until after the end of the sixth calendar month beginning after the Participant’s Separation from Service (the “409A Suspension Period”). Within 14 calendar days after the end of the 409A Suspension Period, the Participant shall be paid a lump sum payment in cash equal to any payments delayed because of the preceding sentence, together with interest on them for the period of delay at a rate not less than the average prime interest rate published in the Wall Street Journal on any day chosen by the Board during that period. Thereafter, the Participant shall receive any remaining benefits as if there had not been an earlier delay.
12. Non-Transferability of Awards
     (a) General. Except as set forth in this Section 12, or as otherwise approved by the Committee for a select group of management or highly compensated Employees, Awards may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution. The designation of a beneficiary by a Participant will not constitute a transfer. An Award may be exercised, during the lifetime of the holder of an Award, only by such holder, the duly-authorized legal representative of a Participant who is Disabled, or a transferee permitted by this Section 12.
     (b) Limited Transferability Rights. Notwithstanding anything else in this Section 12, the Committee may in its discretion provide that an Award may be transferred by instrument to an inter vivos or testamentary trust (or other entity) in which the Award is to be passed to beneficiaries upon the death of the trustor (settlor), or by gift to charitable institutions, the Participant’s “Immediate Family” (as defined below), on such terms and conditions as the Committee deems appropriate. “Immediate Family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships.
13. Adjustments Upon Changes in Capitalization, Merger or Certain Other Transactions
     (a) Changes in Capitalization. The Committee shall equitably adjust the number of Shares covered by each outstanding Award, and the number of Shares that have been authorized for issuance under the Plan but as to which no Awards have yet been granted or that have been returned to the Plan upon cancellation, forfeiture, or expiration of an Award, as well as the price per Share covered by each such outstanding Award, to reflect any increase or decrease in the number of issued Shares resulting from a stock-split, reverse stock-split, stock dividend, combination, recapitalization or reclassification of the Shares; merger, consolidation, or change in form of organization; or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company. In the event of any such transaction or event, the Committee may provide in substitution for any or all outstanding Options under the Plan such alternative consideration (including securities of any surviving entity) as it may in good faith determine to be equitable under the circumstances and may require in connection therewith the surrender of all Options so replaced. In any case, such substitution of securities shall not require the consent of any person who is granted Options pursuant to the Plan. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be required to be made with respect to, the number or price of Shares subject to any Award.
     (b) Dissolution or Liquidation. In the event of the dissolution or liquidation of the Company other than as part of a Change of Control, each Award will terminate immediately prior to the consummation of such action, subject to the ability of the Board to exercise any discretion authorized in the case of a Change in Control.
     (c) Change in Control. In the event of a Change in Control, each outstanding Award shall be assumed or a substantially equivalent award shall be substituted by the surviving or successor corporation or a parent or subsidiary of such surviving or successor corporation (the “Successor Corporation”) upon the consummation of the transaction; provided, however, that to the extent outstanding Awards are neither being assumed nor replaced with substantially equivalent Awards by the Successor Corporation, the Board shall have the discretion and authority, with respect to such Awards:
     (i) to provide that the vesting of such Awards shall accelerate so that Awards shall vest (and, to the extent applicable, become exercisable) as to the Shares that otherwise would have been unvested, and provide that any repurchase right of the Company with respect to Shares issued upon exercise of an Award shall lapse as to the Shares subject to such repurchase right;
     (ii) that the Company or Successor Corporation shall pay cash or other consideration to Participants in exchange for the satisfaction and cancellation of outstanding Awards; and

     (iii) to make such other modifications, adjustments or amendments to outstanding Awards or this Plan as the Committee deems necessary or appropriate, including terminating Awards upon consummation of a transaction or upon the occurrence of any other event.
     Notwithstanding the above, in the event a Participant holding an Award assumed or substituted by the Successor Corporation in a Change in Control is Involuntarily Terminated by the Successor Corporation in connection with, or within 12 months following consummation of, the Change in Control, then any assumed or substituted Award held by the terminated Participant at the time of termination shall accelerate and become fully vested (and exercisable in full in the case of Options and SARs), and any repurchase right applicable to any Shares shall lapse in full, unless an Award Agreement provides for a more restrictive acceleration or vesting schedule or more restrictive limitations on the lapse of repurchase rights or otherwise places additional restrictions, limitations and conditions on an Award. The acceleration of vesting and lapse of repurchase rights provided for in the previous sentence shall occur immediately prior to the effective date of the Participant’s termination, unless an Award Agreement provides otherwise.
     For purposes of this Section 13(c), an Award shall be considered assumed, without limitation, if each holder of an Award would be entitled to receive upon exercise of the Award the same number and kind of Shares or other property, cash or securities as such holder would have been entitled to receive upon the consummation of the transaction if the holder had been, immediately prior to such consummation, the holder of the number of Shares covered by the Award at such time (after giving effect to any adjustments in the number of Shares covered by the Award as provided for in this Section 13); provided that if such consideration received in the transaction is not solely common stock of the Successor Corporation, the Board may, with the consent of the Successor Corporation, provide for the consideration to be received upon exercise of the award to be solely common stock of the Successor Corporation equal to the Fair Market Value of the per Share consideration received by holders of Shares in the transaction.
     (d) Certain Distributions. In the event of any distribution to the Company’s shareholders of securities of any other entity or other assets (other than dividends payable in cash or stock of the Company) without receipt of consideration by the Company, the Committee may, in its discretion, appropriately adjust the price per Shares covered by each outstanding Award to reflect the effect of such distribution.
14. Time of Granting Awards. The date of grant (“Grant Date”) of an Award shall be the date on which the Committee makes the determination granting such Award or such other date as is determined by the Committee, provided that in the case of an ISO, the Grant Date shall be the later of the date on which the Committee makes the determination granting such ISO or the date of commencement of the Participant’s employment relationship with the Company.
15. Modification of Awards and Substitution of Options.
     (a) Modification, Extension, and Renewal of Awards. Within the limitations of the Plan, the Committee may modify an Award, accelerate the rate at which an Option or SAR may be exercised (including without limitation permitting an Option or SAR to be exercised in full without regard to the installment or vesting provisions of the applicable Award Agreement or whether the Option or SAR is at the time exercisable, to the extent it has not previously been exercised), accelerate the vesting of any Award, extend or renew outstanding Awards, or accept the cancellation of outstanding Awards to the extent not previously exercised either for the granting of new Awards or for other consideration in substitution or replacement thereof, provided that such modification or acceleration shall comply with Treas. Reg. §§ 1.409A-2(b) or 1.409A-3(j), if applicable. The foregoing notwithstanding, no modification of an outstanding Award shall materially and adversely affect such Participant’s rights thereunder, unless either the Participant provides written consent or there is an express Plan provision permitting the Committee to unilaterally make the modification.
     (b) Substitution of Options. Notwithstanding any inconsistent provisions or limits under the Plan, in the event the Company or an Affiliate acquires (whether by purchase, merger or otherwise) all or substantially all of outstanding capital stock or assets of another corporation or in the event of any reorganization or other transaction qualifying under Section 424 of the Code, the Committee may, in accordance with the provisions of that Section, substitute Options for options under the plan of the acquired company provided (i) the excess of the aggregate fair market value of the shares subject to an option immediately after the substitution over the aggregate option price of such shares is not more than the similar excess immediately before such substitution and (ii) the new Option does not give persons additional benefits, including any extension of the exercise period.
16. Term of Plan. The Plan shall continue in effect for a term of ten years from its effective date as determined under Section 20 below, unless the Plan is sooner terminated under Section 17 below.
17. Amendment and Termination of the Plan.
     (a) Authority to Amend or Terminate. Subject to Applicable Laws, the Board may from time to time amend, alter, suspend, discontinue, or terminate the Plan.
     (b) Effect of Amendment or Termination. No amendment, suspension, or termination of the Plan shall materially and adversely affect Awards already granted unless either it relates to an adjustment pursuant to Section 13 above, or it is otherwise mutually agreed between the Participant and the Committee, which agreement must be in writing and signed by the Participant and the Company. Notwithstanding the foregoing, the Committee may amend the Plan to eliminate provisions which are no longer necessary as a result of changes in tax or securities laws or regulations, or in the interpretation thereof.
     (c) Code Section 409A. Notwithstanding the foregoing provisions of this Section 17, with respect to any Award that constitutes “nonqualified deferred compensation” within the meaning of Code Section 409A, termination of the Plan shall not result in an acceleration or deferral of income taxation except to the extent permissible within Code Section 409A’s rules and regulations relating to plan terminations.

18. Conditions Upon Issuance of Shares. Notwithstanding any other provision of the Plan or any agreement entered into by the Company pursuant to the Plan, the Company shall not be obligated, and shall have no liability for failure, to issue or deliver any Shares under the Plan unless such issuance or delivery would comply with the Applicable Law, with such compliance determined by the Company in consultation with its legal counsel.
19. Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.
20. Effective Date. This Plan shall become effective on the date of its approval by the Board (which occurred on January 23, 2004), provided that this Plan shall be submitted to the Company’s shareholders for approval, and if not so approved within one year from the date of approval by the Board, this Plan and any Awards shall be null, void, and of no force and effect. Awards granted under this Plan before approval of this Plan by the shareholders (which occurred on February 27, 2004) shall be granted subject to such approval and no Shares shall be distributed before such approval.
21. Controlling Law. All disputes relating to or arising from the Plan shall be governed by the internal substantive laws (and not the laws of conflicts of laws) of the British Virgin Islands, to the extent not preempted by United States federal law. If any provision of this Plan is held by a court of competent jurisdiction to be invalid and unenforceable, the remaining provisions shall continue to be fully effective.
22. Laws And Regulations.
     (a) U.S. Securities Laws. This Plan, the grant of Awards, and the exercise of Options and SARs under this Plan, and the obligation of the Company to sell or deliver any of its securities (including, without limitation, Options, Restricted Shares, Restricted Share Units, Deferred Share Units, and Shares) under this Plan shall be subject to all Applicable Law. In the event that the Shares are not registered under the Securities Act of 1933, as amended (the “Act”), or any applicable state securities laws prior to the delivery of such Shares, the Company may require, as a condition to the issuance thereof, that the persons to whom Shares are to be issued represent and warrant in writing to the Company that such Shares are being acquired by him or her for investment for his or her own account and not with a view to, for resale in connection with, or with an intent of participating directly or indirectly in, any distribution of such Shares within the meaning of the Act, and a legend to that effect may be placed on the certificates representing the Shares.
     (b) Other Jurisdictions. To facilitate the making of any grant of an Award under this Plan, the Committee may provide for such special terms for Awards to Participants who are foreign nationals or who are employed by the Company or any Affiliate outside of the United States of America as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. The Company may adopt rules and procedures relating to the operation and administration of this Plan to accommodate the specific requirements of local laws and procedures of particular countries. Without limiting the foregoing, the Company is specifically authorized to adopt rules and procedures regarding the conversion of local currency, taxes, withholding procedures and handling of stock certificates which vary with the customs and requirements of particular countries. The Company may adopt sub-plans and establish escrow accounts and trusts as may be appropriate or applicable to particular locations and countries.
23. No Shareholder Rights. Neither a Participant nor any transferee of a Participant shall have any rights as a shareholder of the Company with respect to any Shares underlying any Award until the date of entry of their name with respect to such Shares in the Company’s Registry of Members in accordance with the Company’s Memorandum and Articles of Association. Prior to the issuance of Shares pursuant to an Award (as evidenced by the entry of the Participant’s name with respect to such Shares in the Company’s Registry of Members in accordance with the Company’s Memorandum and Articles of Association), a Participant shall not have the right to vote or to receive dividends or any other rights as a shareholder with respect to the Shares underlying the Award, notwithstanding its exercise in the case of Options and SARs. No adjustment will be made for a dividend or other right that is determined based on a record date prior to the date the stock certificate is issued, except as otherwise specifically provided for in this Plan.
24. No Employment Rights. The Plan shall not confer upon any Participant any right to continue an employment, service or consulting relationship with the Company, nor shall it affect in any way a Participant’s right or the Company’s right to terminate the Participant’s employment, service, or consulting relationship at any time, with or without Cause.

UTi WORLDWIDE INC.
AMENDED AND RESTATED
2004 LONG-TERM INCENTIVE PLAN

Appendix A: Definitions

As used herein, the following definitions shall apply:
     “Affiliate” means any entity, including any “parent corporation” or “subsidiary corporation” within the meaning of Section 424 of the Code, which together with the Company is under common control within the meaning of Section 414 of the Code.
     “Applicable Law” means the legal requirements relating to the administration of options and share-based plans under applicable U.S. federal and state laws, the Code, any applicable stock exchange rules or regulations, and the applicable laws of any other country or jurisdiction where Awards are granted, as such laws, rules, regulations and requirements shall be in place from time to time.
     “Award” means any award made pursuant to the Plan, including awards made in the form of an Option, an SAR, a Restricted Share, a Restricted Share Unit, a Deferred Share Unit and a Performance Award, or any combination thereof, whether alternative or cumulative, authorized by and granted under this Plan.
     “Award Agreement” means any written document setting forth the terms of an Award that has been authorized by the Committee. The Committee shall determine the form or forms of documents to be used, and may change them from time to time for any reason, including different documents as may be appropriate or applicable for particular locations and countries.
     “Board” means the Board of Directors of the Company.
     “Cause” for termination of a Participant’s Continuous Service will exist if the Participant is terminated from employment or other service with the Company or an Affiliate for any of the following reasons: (i) the Participant’s willful failure substantially to perform his or her duties and responsibilities to the Company or deliberate violation of a Company policy; (ii) the Participant’s commission of any material act of fraud, embezzlement, dishonesty or any other willful misconduct; (iii) material unauthorized use or disclosure by the Participant of any proprietary information or trade secrets of the Company or any other party to whom the Participant owes an obligation of nondisclosure as a result of his or her relationship with the Company; or (iv) Participant’s willful and material breach of any of his or her obligations under any written agreement or covenant with the Company. The determination as to whether a Participant is being terminated for Cause shall be made in good faith by the Committee, and shall be final and binding on the Participant. The foregoing definition does not in any way limit the Company’s ability to terminate a Participant’s employment or consulting relationship at any time, and the term “Company” will be interpreted herein to include any Affiliate or successor thereto, if appropriate.

     “Change in Control” shall be deemed to have occurred if:
     (i) a sale, transfer, or other disposition of all or substantially all of the Company’s assets and properties is closed or consummated;
     (ii) any “person”, “entity” or “group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), other than the Company or any majority-owned subsidiary of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities that have the right to vote in the election of directors generally, provided, however, that the following shall not constitute a “Change in Control” of the Company:
(a)	any acquisition directly from the Company or any subsidiary thereof (excluding any acquisition resulting from the exercise of a conversion or exchange privilege in respect of outstanding convertible or exchangeable securities); or

(b)	any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company;
     (iii) during any period of two consecutive years during the term of this Plan, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period; or
     (iv) the Company is dissolved or liquidated or a merger, reorganization, or consolidation involving the Company is closed or consummated, other than a merger, reorganization, or consolidation in which holders of the combined voting power of the Company’s then outstanding securities that have the right to vote in the election of directors generally immediately prior to such transaction own, either directly or indirectly, fifty percent (50%) or more of the combined voting power of the securities entitled to vote in the election of directors generally of the reorganized, merged or consolidated entity (or its parent company) immediately following such transaction.
     “Code” means the U.S. Internal Revenue Code of 1986, as amended.
     “Committee” means one or more committees or subcommittees of the Board appointed by the Board to administer the Plan in accordance with Section 4 above. With respect to any decision involving an Award intended to satisfy the requirements of Section 162(m) of the Code, the Committee shall consist of two or more Directors of the Company who are “outside directors” within the meaning of Section 162(m) of the Code. With respect to any decision relating to a Reporting Person, the Committee shall consist solely of two or more directors who are disinterested within the meaning of Rule 16b-3.
     “Company” means UTi Worldwide, Inc. a British Virgin Islands corporation.

     “Consultant” means any person, including an advisor, who is engaged by the Company or any Affiliate to render services and is compensated for such services.
     “Continuous Service” means the absence of any interruption or termination of service as an Employee, Director, or Consultant. Continuous Service shall not be considered interrupted in the case of: (i) sick leave; (ii) military leave; (iii) any other leave of absence approved by the Committee, provided that such leave is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to Company policy adopted from time to time; (iv) changes in status from Director to advisory director or emeritus status; or (iv) in the case of transfers between locations of the Company or between the Company, its Affiliates or their respective successors. Changes in status between service as an Employee, Director, and a Consultant will not constitute an interruption of Continuous Service.
     “Deferred Share Units” mean Awards pursuant to Section 9 of the Plan.
     “Director” means a member of the Board, or a member of the board of directors of an Affiliate.
     “Disabled” means a Participant who
     (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or
     (b) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, received income replacement benefits for a period of not less than 3 months under an accident or health plan covering employees of the Company.
     “Eligible Person” means any Consultant, Director or Employee and includes non-Employees to whom an offer of employment has been extended.
     “Employee” means any person whom the Company or any Affiliate classifies as an employee (including an officer) for employment tax purposes. The payment by the Company of a director’s fee to a Director shall not be sufficient to constitute “employment” of such Director by the Company.
     “ERISA” means the Employee Income Retirement Security Act of 1974, as amended.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Fair Market Value” means, as of any date (the “Determination Date”) means: (i) the closing price of a Share on the New York Stock Exchange or the American Stock Exchange (collectively, the “Exchange”), on the Determination Date, or, if shares were not traded on the Determination Date, then on the nearest preceding trading day during which a sale occurred; or (ii) if such stock is not traded on the Exchange but is quoted on NASDAQ or a successor quotation system, (A) the last sales price (if the stock is then listed as a National Market Issue under The Nasdaq National Market System) or (B) the mean between the closing representative bid and asked prices (in all other cases) for the stock on the Determination Date as reported by NASDAQ or such successor quotation system; or (iii) if such stock is not traded on the Exchange or quoted on NASDAQ but is otherwise traded in the over-the-counter, the mean between the representative bid and asked prices on the Determination Date; or (iv) if subsections (i)-(iii) do not apply, the fair market value established in good faith by the Board.
     “Grant Date” has the meaning set forth in Section 14 of the Plan.
     “Incentive Share Option or ISO” hereinafter means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code, as designated in the applicable Award Agreement.
     “Involuntary Termination” means termination of a Participant’s Continuous Service under the following circumstances occurring on or after a Change in Control: (i) termination without Cause by the Company or an Affiliate or successor thereto, as appropriate; or (ii) voluntary termination by the Participant, if: (1) the Participant voluntarily terminates Continuous Service within 60 days of one of the following conditions arising without the Participant’s consent: (A) a material reduction in the Participant’s job responsibilities, provided that neither a mere change in title alone nor reassignment to a substantially similar position shall constitute a material reduction in job responsibilities; (B) an involuntary relocation of the Participant’s work site to a facility or location more than 25 miles from the Participant’s principal work site at the time of the Change in Control; or (C) a material reduction in Participant’s total compensation other than as part of an reduction by the same percentage amount in the compensation of all other similarly-situated Employees, Directors or Consultants; (2) the Participant gives the Company or an Affiliate written notice of the existence of one or more of the conditions listed in (A) through (C) within ten days of the initial existence of the condition; and (3) the Company or Affiliate fails to cure such condition within 30 days following receipt of such written notice by the Participant.
     “Non-ISO” means an Option not intended to qualify as an ISO, as designated in the applicable Award Agreement.
     “Option” means any stock option granted pursuant to Section 6 of the Plan.
     “Participant” means any holder of one or more Awards, or the Shares issuable or issued upon exercise of such Awards, under the Plan.
     “Performance Awards” mean Performance Units and Performance Compensation Awards granted pursuant to Section 10.
     “Performance Compensation Awards” mean Awards granted pursuant to Section 10(b) of the Plan.
     “Performance Unit” means Awards granted pursuant to Section 10(a) of the Plan which may be paid in cash, in Shares, or such combination of cash and Shares as the Committee in its sole discretion shall determine.
     “Plan” means this UTi Worldwide Inc. Amended and Restated 2004 Long-term Incentive Plan.

     “Reporting Person” means an officer, Director, or greater than ten percent shareholder of the Company within the meaning of Rule 16a-2 under the Exchange Act, who is required to file reports pursuant to Rule 16a-3 under the Exchange Act.
     “Restricted Shares” mean Shares subject to restrictions imposed pursuant to Section 8 of the Plan.
     “Restricted Share Units” mean Awards pursuant to Section 8 of the Plan.
     “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act, as amended from time to time, or any successor provision.
     “SAR” or “Share Appreciation Right” means Awards granted pursuant to Section 7 of the Plan.
     “Separation from Service” means a termination of the Participant’s Continuous Service that constitutes a “separation from service” within the meaning of Treasury Regulation §1.409A-1(h).
     “Share” means an ordinary voting share of the Company, as adjusted in accordance with Section 13 of the Plan.
     “Ten Percent Holder” means a person who owns stock representing more than ten percent of the combined voting power of all classes of stock of the Company or any Affiliate.

UTi WORLDWIDE INC.
AMENDED AND RESTATED
2004 LONG-TERM INCENTIVE PLAN
As approved by the Board of Directors on January 23, 2004 and by the shareholders on February 27, 2004. As amended by the Board of Directors on March 8, 2004, May 18, 2004, and September 19, 2005. As amended and restated by the Board of Directors on March 6, 2006. As amended and restated by the Board of Directors on December 8, 2007.